EXHIBIT 99.1

CoreCard Corporation Reports Second Quarter 2022 Results

NORCROSS, Ga., Aug. 03, 2022 (GLOBE NEWSWIRE) -- CoreCard Corporation [NYSE: CCRD], the leading provider of innovative credit technology solutions and processing services to the financial technology and services market, announced today its financial results for the quarter ended June 30, 2022.

"CoreCard’s strong performance continued in the second quarter and resulted in total revenue of $15.2 million in-line with our expectations,” said Leland Strange, CEO of CoreCard Corporation. "Our significant top-line growth was driven by 25% growth in professional services revenue and processing and maintenance revenue growth of 8%. Additionally, we achieved a new license tier as discussed on our last earnings call which resulted in $1.8 million of license revenue in the second quarter. We continue to invest in our platform and processing capabilities, which are showing encouraging results. CoreCard provides a best-in-class credit platform that is extremely well positioned to capture the growing demand for next-generation card management platforms by large and complex modern card issuers."

Mr. Strange continued, "Due to solid performance during the first half of 2022, we are confident in top-line growth expectations of at least 30% for fiscal 2022, compared to our previously provided guidance of a range of 25% to 30%. The opportunity ahead of us is significant, and CoreCard remains a growth business focused on meeting the evolving needs of modern issuers while generating long-term value for our shareholders."

Financial Highlights for the three months ended June 30, 2022

Total revenues in the three-month period ended June 30, 2022, was $15.2 million compared to $13.4 million in the comparable period in 2021.

In the following table, revenue is disaggregated by type of revenue for the three months ended June 30, 2022 and 2021:

	Three Months Ended
	June 30,
(in thousands)	2022	2021
License	$1,794	$2,300
Professional services	7,605	6,100
Processing and maintenance	4,510	4,193
Third party	1,297	762
Total	$15,206	$13,355

Income from operations was $3.5 million for the second quarter compared to income from operations of $3.9 million in the comparable prior year quarter.

Net income was $2.9 million for the second quarter compared to net income of $2.8 million in the comparable prior year quarter.

Earnings per diluted share was $0.33 for the second quarter compared to $0.32 in the comparable prior year quarter.

Investor Conference Call
The company is holding an investor conference call today, August 3, 2022, at 11 A.M. Eastern Time. Interested investors are invited to attend the conference call by accessing the webcast at https://www.webcast-eqs.com/corecardq22022_en/en or by dialing 1-877-407-0890. As part of the conference call CoreCard will be conducting a question-and-answer session where participants are invited to email their questions to questions@corecard.com prior to the call. A transcript of the call will be posted on the company’s website at investors.corecard.com as soon as available after the call.

The company will file its Form 10-Q for the period ended June 30, 2022, with the Securities and Exchange Commission today. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at investors.corecard.com or on the SEC website, www.sec.gov.

About CoreCard Corporation

CoreCard Corporation (NYSE: CCRD) provides a pioneering card management platform built for the future of global transactions in a digital world. Dedicated to continual technological innovation in the ever-evolving payments industry backed by decades of deep expertise in credit card offerings, CoreCard helps customers conceptualize, implement, and manage all aspects of their issuing card programs. Keenly focused on steady, sustainable growth, CoreCard has earned the trust of some of the largest companies and financial institutions in the world, providing truly real-time transactions via their proven, reliable platform operating on private on-premise and leading cloud technology infrastructure.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For further information,
email CoreCardIR@icrinc.com

CoreCard Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Services	$13,412	$11,055	$25,207	$19,967
Products	1,794	2,300	14,283	2,300
Total net revenue	15,206	13,355	39,490	22,267
Cost of revenue
Services	7,937	5,558	15,393	9,986
Products	−	−	−	−
Total cost of revenue	7,937	5,558	15,393	9,986
Expenses
Marketing	85	46	151	83
General and administrative	1,255	1,241	2,940	2,121
Research and development	2,463	2,652	5,787	4,754
Income from operations	3,466	3,858	15,219	5,323
Investment income (loss)	260	(134)	157	(267)
Other income	29	81	66	156
Income before income taxes	3,755	3,805	15,442	5,212
Income taxes	899	1,000	3,916	1,367
Net income	$2,856	$2,805	$11,526	$3,845
Earnings per share:
Basic	$0.33	$0.32	$1.34	$0.43
Diluted	$0.33	$0.32	$1.33	$0.43
Basic weighted average common shares outstanding	8,595,478	8,797,691	8,625,504	8,848,351
Diluted weighted average common shares outstanding	8,616,354	8,828,773	8,651,874	8,880,831

CoreCard Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

As of	June 30, 2022	December 31, 2021
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$21,516	$29,244
Accounts receivable, net	16,202	5,547
Other current assets	2,669	2,046
Total current assets	40,387	36,837
Investments	6,512	6,355
Property and equipment, at cost less accumulated depreciation	12,771	10,371
Other long-term assets	4,627	4,585
Total assets	$64,297	$58,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,281	$2,763
Deferred revenue, current portion	1,262	2,263
Accrued payroll	1,951	2,145
Accrued expenses	564	404
Other current liabilities	2,476	3,278
Total current liabilities	8,534	10,853
Noncurrent liabilities:
Deferred revenue, net of current portion	418	164
Deferred tax liability	556	549
Long-term lease obligation	2,664	2,708
Total noncurrent liabilities	3,638	3,421
Stockholders’ equity:
Common stock, $0.01 par value: Authorized shares - 20,000,000;
Issued shares – 9,007,815 and 9,001,311 at June 30, 2022 and December 31, 2021, respectively;
Outstanding shares – 8,567,008 and 8,689,815 at June 30, 2022 and December 31, 2021, respectively	90	90
Additional paid-in capital	16,421	16,261
Treasury stock, 440,807 and 311,496 shares at June 30, 2022 and December 31, 2021, respectively, at cost	(15,006)	(11,327)
Accumulated other comprehensive income (loss)	50	(194)
Accumulated income	50,570	39,044
Total stockholders’ equity	52,125	43,874
Total liabilities and stockholders’ equity	$64,297	$58,148